KENAN TRANSPORT COMPANY                                       EXHIBIT 2.A



                               AMENDMENT TO
                         ------------------------
                         ASSET PURCHASE AGREEMENT
                         ------------------------


       THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of December 1, 1997, is among Transport South, Inc., a Georgia corporation ("Seller"); Racetrac Petroleum, Inc., a Georgia corporation; and Kenan Transport Company, a North Carolina corporation ("Purchaser"), and amends that certain Asset Purchase Agreement (the "Agreement") by and between Seller and Purchaser dated as of October 31, 1997.

                               BACKGROUND

       Purchaser and Seller desire to make certain changes to the Agreement to reflect changes in the terms and conditions pursuant to which Seller is selling certain assets to Purchaser.

                                AGREEMENT

       NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. AMENDMENT OF THE AGREEMENT. The Agreement is hereby amended as follows:

       (a) Schedule 1.01A, Parts 4, 5 and 7; Schedule 1.01B; Schedule 1.01C; Schedule 1.01D; and Schedule 1.03 are hereby amended by making the additions and deletions to such Schedules that are marked on the amended Schedules attached as Exhibit A and incorporated herein.

       (b) Section 1.01 of the Agreement is hereby amended by deleting clause (iv) thereof, substituting an "and" for the comma at the end of clause (iii) thereof, and renumbering clause (v) as clause (iv).

       (c) Section 1.03 of the Agreement is hereby amended by (i) reducing the purchase price in the introductory paragraph thereof from Eleven Million Dollars ($11,000,000) to Ten Million Nine Hundred Two Thousand Eight Hundred Seventy-Four Dollars and Thirty Cents ($10,902,874.30) and (ii) by reducing the balance due Seller at Closing in paragraph (b) thereof from Ten Million Nine Hundred Thousand Dollars ($10,900,000) to Ten Million Eight Hundred Two Thousand Eight Hundred Seventy-Four Dollars and Thirty Cents ($10,802,874.30).
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       (d)   Section 2.01 of the Agreement is hereby amended by deleting the date "November 28, 1997" and substituting the date "December 2, 1997" therefor.

       (e) Section 2.03 of the Agreement is hereby amended by deleting clause (ii) thereof.

       (f) Exhibit A to the Asset Purchase Agreement, the Assignment and Assumption Agreement, is hereby amended by substituting the word "Assignor" for the word "Seller" in each place where that word appears in paragraph 2 thereof and by substituting the word "Assignee" for the word "Purchaser" in each place where that word appears in paragraph 2 thereof.

       (g) Section 8.02 (iii) is hereby amended to add the following subclauses (d) and (e):

             (d) any use by Purchaser or Purchaser's employees of Driver Terminal Access Cards or access to facilities obtained by use of such cards;

             (e)   delivery by Seller to, and receipt by
             Purchaser of, Department of Transportation Drivers' files with respect to Seller's employees hired by Purchaser and Purchaser's use of such files.

2. CERTAIN ADDITIONAL MATTERS. Notwithstanding the terms of the Agreement, the following matters are exceptions to the covenants and agreements set forth in the Agreement or additional covenants and agreements, all of which are acknowledged and agreed to by the parties hereto.

       (a) Seller is delivering Certificates of Title for all Assets for which title is evidenced except for the following:

             (i) Seller is in the process of obtaining a duplicate Certificate of Title for trailer 4813, VIN 1PMA24221M1010858, which will be transferred to Purchaser as soon as it is obtained.

             (ii) Seven Certificates of Title, for the following trailers, are held by Blanchard E. Tual on behalf of Wooten Transports, Inc. as security for certain non-compete payments, and Seller and Purchaser agree to use their reasonable best efforts to cause the transfer of such Certificates of Title to Purchaser as promptly as practicable following the Closing, subject to such lien.

                   4842        VIN   1H4T04323NL026002



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                   4843        VIN   1H4T04321NL026001
                   4845        VIN   1HLA3A7B5P7H56908
                   4846        VIN   1HLA3A7B6P7H56934
                   4849        VIN   1HLA3A7B7R7H57528
                   5868        VIN   1HLA3A7B9P7H56507
                   4869        VIN   1HLA3A7B3P7H56907

       (b) Seller has not yet obtained consents for the assignment of the following Assumed Contracts:

             (i) Hauling Contract with GRP, Inc. dated September 19, 1996. Purchaser has agreed to waive the requirement that consent to assignment of this Assumed Contract be obtained prior to Closing; provided, however, that Purchaser agrees to fulfill Seller's obligations under such Assumed Contract and Purchaser and Seller shall use their reasonable best efforts to obtain such consent as soon as reasonably practicable following the Closing.

             (ii) Lease Agreement with Pitney Bowes Credit Corporation dated July 29, 1996. Purchaser has agreed to waive the requirement that consent to assignment of this Assumed Contract be obtained prior to Closing; provided, however, Purchaser and Seller shall use their reasonable best efforts to obtain such consent as soon as reasonably practicable following the Closing.

       (c) In the event the parties determine sales tax is owed with respect to the Tractors and Tank Trailers being transferred to Purchaser, Purchaser shall remit the amount of such tax to Seller before the date on which such tax becomes due and payable.

       (d) Seller has agreed not to terminate the Driver Terminal Access Cards with respect to drivers hired by Purchaser until notified by Purchaser, provided that Seller will not be required to maintain such cards as active after 90 days from the date hereof.

       (e) Seller has agreed to allow Purchaser to make copies of the Department of Transportation Drivers' files for those Seller employees to be hired by Purchaser.

3. NO OTHER AMENDMENTS. Except as specifically set forth above, no other amendments are made to the Agreement and the Agreement shall remain in full force and effect in its amended form.







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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                               "SELLER"

                               TRANSPORT SOUTH, INC.


                               By:
                                   -----------------------------
                               Name:
                                      ---------------------------
                               Title:
                                       --------------------------


                               "PURCHASER"

                               KENAN TRANSPORT COMPANY


                               By:
                                   -----------------------------
                               Name:
                                      ---------------------------
                               Title:
                                       --------------------------



                               RACETRAC PETROLEUM, INC.


                               By:
                                   -----------------------------
                               Name:
                                      ---------------------------
                               Title:
                                       --------------------------










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